FOR IMMEDIATE RELEASE	CONTACT:Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Second Quarter 2007 and Year-To-Date Financial Results,
Quarterly Cash Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) — July 26, 2007 — LSB Corporation (NASDAQ-LSBX) (the “Corporation” or the “Company”) today announced second quarter 2007 net income of $832,000, or $0.18 per diluted share, as compared to a net loss of $1.9 million, or $0.42 per diluted share, for the second quarter of 2006. Net income for the six months ended June 30, 2007, totaled $1.6 million, or $0.34 per diluted share, as compared to a net loss of $1.7 million, or $0.37 per diluted share, for the year-to-date period ended June 30, 2006.
The largest factor in both the quarter and the year-to-date results for 2006 was the balance sheet restructuring whereby $80 million of investments were sold at a pre-tax loss of $2.4 million (after-tax charge of $1.6 million, or $0.35 per diluted share). Other costs incurred in the second quarter of 2006 were related to the name change of the Company’s subsidiary bank to River Bank and former employee severance payments; the combination of which totaled approximately $800,000 on a pre-tax basis (after-tax charge of $525,000, or $0.11 per diluted share).
The Company’s net interest margin increased from 2.57% in the first six months of 2006 to 2.84% in 2007. This increase reflects the Company’s continued success in generating new loan growth and replacing maturing investments with higher-yielding loans. However, the Company expects that the current interest rate environment will continue to exert pressures on its deposit and borrowing costs, which may decrease the Company’s net interest margin in future periods.
Total assets increased $36.2 million from December 31, 2006 to $579.1 million as of June 30, 2007. The increase in 2007 reflected the strong loan growth since year end 2006, partially offset by a decline in the investment portfolio from December 31, 2006.
Total loans of $333.2 million as of June 30, 2007 increased $45.0 million from December 31, 2006. The increase was primarily in the corporate loan portfolio. As of June 30, 2007, non-performing loans equaled 0.05% of total loans while the allowance for loan losses as a proportion of total loans equaled 1.36% as compared to 0.37% and 1.50%, respectively, as of December 31, 2006.
Total deposits increased $19.0 million from December 31, 2006 and totaled $314.7 million as of June 30, 2007. Due to aggressive promotional campaigns targeting new customers, certificates of deposit increased 13.2% from December 31, 2006. All other deposit categories increased modestly with the exception of savings deposits which declined 6.5%. Total borrowed funds increased during the first six months of 2007 by $18.3 million or 9.9% and totaled $203.0 million as of June 30, 2007.
President and CEO Gerald T. Mulligan stated, “I am pleased by our year-to-date growth in deposit balances and new accounts. These positive results were achieved by the efforts of many employees as well as our on-going local marketing efforts. Our successful string of quarterly increases in the corporate loan portfolio accelerated in the second quarter of 2007 with 11% growth in corporate loan balances. I am also pleased that this overall growth in both loans and deposits has been achieved at the same time our efficiency ratios have improved.”
The Company also announced today a quarterly cash dividend of $0.14 to be paid on August 23, 2007 to shareholders of record as of August 9, 2007. This dividend represents a 3.3% annualized dividend yield based on the closing stock price of $16.79 on June 30, 2007.
Under the previously approved common stock repurchase program, the Company has repurchased 20,000 shares of the Company’s outstanding common stock. The timing and amount of future stock repurchases will depend upon market conditions, securities law limitations and other corporate considerations; the Company has placed no deadline on the duration of the repurchase program.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.

LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.
LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Six months ended
(At or for the periods ending)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Performance ratios (annualized):
Efficiency ratio	67.18%	113.89%	68.19%	101.50%
Return on average assets	0.59%	(1.44%)	0.58%	(0.64%)
Return on average stockholders equity	5.68%	(13.72%)	5.51%	(5.82%)
Net interest margin	2.81%	2.54%	2.84%	2.57%
Interest rate spread (int. bearing only)	2.23%	2.16%	2.26%	2.19%

Dividends paid per share during period	$0.14	$0.14	$0.28	$0.28

(At)	June 30, 2007	Dec. 31, 2006	June 30, 2006

Capital Ratio:
Stockholders equity to total assets	10.01%	10.78%	10.50%
Leverage ratio	10.69%	11.18%	10.70%

Risk Based Capital Ratio:
Tier one	14.39%	15.73%	17.46%
Total risk based	15.46%	16.86%	18.71%

Asset Quality:
Allowance for loan losses as a percent of total loans	1.36%	1.50%	1.69%
Non-performing loans as a percent of total loans	0.05%	0.37%	0.04%

Per Share Data:
Book value per share	$12.61	$12.74	$11.91
Tangible book value per share (excludes accumulated other comp. loss)	$13.11	$13.05	$12.89
Market value per share	$16.79	$16.57	$17.44

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	June 30, 2007	Dec. 31, 2006	June 30, 2006

Retail loans	$92,838	$91,190	$78,046
Corporate loans	240,320	196,973	169,957

Total loans	333,158	288,163	248,003

Allowance for loan losses	(4,517)	(4,309)	(4,184)

Investments available for sale	200,167	218,682	232,305
FHLB stock	10,185	10,046	9,359

Total investments	210,352	228,728	241,664
Federal funds sold	14,762	11,871	7,559
Other assets	25,368	18,512	22,843

Total assets	$579,123	$542,965	$515,885

Deposits	$314,712	$295,662	$304,882
Borrowed funds	203,043	184,782	150,856
Other liabilities	3,409	3,990	5,964

Total liabilities	521,164	484,434	461,702

Common stock	460	459	455
Additional paid-in capital	61,569	61,578	60,807
Retained earnings (loss)	(1,782)	(2,090)	(2,620)
Accumulated other comprehensive loss	(2,288)	(1,416)	(4,459)

Total stockholders’ equity	57,959	58,531	54,183

Total liabilities and stockholders’ equity	$579,123	$542,965	$515,885

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
For the period ended)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Interest income	$8,511	$7,047	$16,604	$13,583
Interest expense	4,667	3,744	8,987	6,985

Net interest income	3,844	3,303	7,617	6,598
Provision for loan losses	155	30	215	30

Net interest income after provision for loan losses	3,689	3,273	7,402	6,568
Loss on sale of investments	—	(2,417)	—	(2,417)
Other non-interest income	434	343	788	673
Salary & employee benefits expense	1,616	1,936	3,380	4,004
Other non-interest expense	1,258	2,213	2,351	3,369

Total non-interest expense	2,874	4,149	5,731	7,373
Net income (loss) before income taxes	1,249	(2,950)	2,459	(2,549)
Income tax expense (benefit)	417	(1,008)	863	(867)

Net income (loss)	$832	$(1,942)	$1,596	$(1,682)

Basic earnings per share	$0.18	$(0.43)	$0.35	$(0.37)
Diluted earnings per share	$0.18	$(0.42)	$0.34	$(0.37)
End of period shares outstanding	4,596,617	4,548,867	4,596,617	4,548,867

Average shares outstanding:
Basic	4,602,331	4,539,834	4,600,241	4,518,045
Diluted	4,630,419	4,590,283	4,629,626	4,573,004